Exhibit 99.1

Graco Inc. Closes Acquisition of Valco Melton

Acquisition expands Graco’s capabilities and global reach in precision adhesive application and quality assurance technologies.

MINNEAPOLIS – August 31, 2026 – Graco Inc. (NYSE: GGG), a global leader in fluid and powder handling technologies, today announced it has completed its acquisition of Valco Melton, a global provider of adhesive application and quality assurance systems, for $447 million in cash. When adjusted for the present value of expected tax benefits of approximately $40 million, the net transaction value represents approximately 14x 2025 adjusted EBITDA, and approximately 10x 2026 estimated full year, synergy-adjusted EBITDA.

Valco Melton designs, manufactures and supports industrial systems that precisely apply adhesives and verify quality during production. Its solutions are used primarily in packaging and other industrial manufacturing applications where quality, reliability and consistent performance are critical.

“Today marks an exciting milestone as we officially welcome Valco Melton to Graco,” said Mark Sheahan, President and CEO of Graco. “Valco Melton expands our capabilities in precision adhesive dispensing and quality assurance technologies while strengthening our ability to help manufacturers improve productivity, product quality and operational efficiency. Together, we are well positioned to deliver greater value to customers around the world.”

Valco Melton has approximately 650 employees, serves customers in more than 80 countries, and generated approximately $145 million in revenue in 2025.

“With the acquisition complete, we are focused on realizing the opportunities created by combining Valco Melton’s leading adhesive dispensing and inspection technologies with Graco’s global scale and manufacturing expertise,” said Sheahan. We look forward to building on their legacy with a shared commitment to innovation, quality and customer success.”

Valco Melton will become part of Graco’s Industrial segment. This acquisition reinforces Graco’s disciplined approach to capital allocation and M&A, driving growth by expanding its participation in attractive end markets, enhancing and leveraging its global capabilities, and adding technologies that support both original equipment and aftermarket demand.

About Graco

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. The Company’s statements about the expected impacts of the closing of the acquisition, including with respect to existing presence, benefits to customers, growth and expansion are forward-looking statements. The expected impacts of the closing of the acquisition could differ due to any event, change or other circumstance that prevents the parties from achieving these results in a timely fashion or at all.

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FOR FURTHER INFORMATION:

Investors: John Bower, 612-623-6770

John_M_Bower@graco.com

Media: Kirstie Foster, 612-623-6249

Kirstie_l_foster@graco.com